Exhibit 10.23

Heartland Financial USA, Inc.

2005 Long Term Incentive Plan

Restricted Stock Unit Agreement

THIS RESTRICTED STOCK AGREEMENT (this “Agreement”), entered into as of the Grant Date (as defined in Section 2(b)), by and between the Participant and Heartland Financial USA, Inc., a Delaware corporation (the “Company”);

WITNESSETH THAT:

WHEREAS, the Company maintains the Heartland Financial USA, Inc. 2005 Long-Term Incentive Plan (the “Plan”), which is incorporated into and forms a part of this Agreement, and the Participant has been selected by the committee administering the Plan (the “Committee”) to receive a Restricted Stock Unit Award under the Plan;

NOW, THEREFORE, IT IS AGREED, by and between the Company and the Participant, as follows:

Section 1. Award.  In accordance with the Plan, the Company hereby grants to the Participant this Award of Restricted Stock Units (each, an “RSU”) where each RSU represents the right to receive one share of Stock in the future as set forth in Section 2 (“Award”). This Award is in all respects limited and conditioned as provided herein.

Section 2. Terms of Restricted Stock Unit Award.  The following words and phrases relating to the grant of the Award shall have the following meanings:

(a) The “Participant” is «First_Name» «Middle_Initial» «Last_Name».

(b) The “Grant Date” is   January 19, 2010                                                                           .

(c) The number of “RSUs” is  «RSUs» .

Except where the context clearly implies to the contrary, any capitalized term in this Agreement shall have the meaning ascribed to that term under the Plan.

Section 3. Restricted Period; Vesting; and Forfeiture.  This Agreement evidences the Company’s grant to the Participant as of the Grant Date, on the terms and conditions described in this Agreement and in the Plan, a number of RSUs, each of which represents the right of the Participant to receive a share of Stock free of restrictions following the Restricted Period.

(a) Subject to the limitations of this Agreement, and specifically Section 20 hereof, the “Restricted Period” for each installment of such RSUs (“Installment”) shall begin on the Grant Date and end as described in the following schedule (but only if the Participant’s Date of Termination (as defined in Section 10(a)) does not occur prior to the end of the Restricted Period):

INSTALLMENT	RESTRICTED PERIOD WILL END AND THE RSUs BECOME VESTED ON:
1/3 of RSUs	3rd anniversary of Grant Date
1/3 of RSUs	4th anniversary of Grant Date
1/3 of RSUs	5th anniversary of Grant Date

(b) Notwithstanding the foregoing provisions of this Section 3, the Restricted Period for the RSUs shall cease immediately, and the RSUs shall become immediately and fully vested, upon:

(i) the date of a Change in Control; provided, however that such Change in Control constitutes a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, each as described in 26 C.F.R. 1.409A-3(i)(5);

(ii) the date of the Participant’s death; or

(iii) the date of the Participant’s Disability (as defined in Section 10(b)).

(c) Upon Participant’s Date of Termination which occurs due to Retirement (as defined in Section 10(c)) prior to the end of the Restricted Period, the Participant shall remain eligible to become vested in the RSUs as if the Participant has remained continually employed through such period.

(d) In the event of the Participant’s Date of Termination for any reason other than upon a Change in Control or Retirement, or due to the Participant’s death or Disability, prior to the end of the Restricted Period, the Participant shall forfeit all rights, title and interest in and to the RSUs still subject to a Restricted Period as of the Participant’s Date of Termination.

Section 4. Settlement Eligibility Dates.  Notwithstanding the effect of any lapse of the Restricted Period pursuant to Section 3 above, the Company shall not settle any RSUs unless and until the Company has repaid its obligation under the United States Treasury’s Troubled Asset Relief Program (“TARP”).  As the Company repays its obligation under TARP, the settlement restrictions of this Section 4 shall lapse in accordance with the following schedule (such dates to be referred to as “Settlement Eligibility Dates”):

RSUs VESTING	SETTLEMENT ELIGIBILITY DATES:
25% of RSUs	The date on which 25% of the aggregate financial assistance received under TARP is no longer outstanding.
Additional 25% of RSUs	The date on which 50% of the aggregate financial assistance received under TARP is no longer outstanding.
Additional 25% of RSUs	The date on which 75% of the aggregate financial assistance received under TARP is no longer outstanding.
Additional 25% of RSUs	The date on which all obligations of the Company arising from financial assistance provided under TARP is no longer outstanding.

Section 5. Settlement of Units.  Delivery of Stock or other amounts under this Agreement and the Plan shall be subject to the following:

(a) Delivery of Stock.  As soon as administratively practicable following the later of (i) the end of the Restricted Period or (ii) the Settlement Eligibility Dates set forth in Section 4 (but not later than 60 days following such date), the Company shall deliver to the Participant one share of the Company’s Stock free and clear of any restrictions in settlement of each of the unrestricted units (the date of delivery of such Stock, the “Settlement Date”).

(b) Compliance with Applicable Laws.  Notwithstanding any other provision of this Agreement or the Plan, the Company shall have no obligation to deliver any Stock or make any other distribution of benefits under this Agreement or the Plan unless such delivery or distribution complies with all applicable laws (including, the requirements of the Securities Act), and the applicable requirements of any securities exchange or similar entity.

(c) Certificates.  To the extent that this Agreement and the Plan provide for the issuance of Stock, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

Section 6. Withholding.  All deliveries of shares of Stock pursuant to this Agreement shall be subject to withholding of all applicable taxes.  The Company shall have the right to require the Participant (or if applicable, permitted assigns, heirs or Designated Beneficiaries) to remit to the Company an amount sufficient to satisfy any tax requirements prior to the delivery date of any shares of Stock (or cash or other property) under this Agreement.  At the election of the Participant, subject to the rules and limitations as may be established by the Committee, such withholding obligations may be satisfied through the surrender of shares of Stock which the Participant already owns, or to which Participant is otherwise entitled under the Plan.

Section 7. Non-Transferability of Award.  The Participant shall not sell, assign, transfer, pledge, hypothecate, mortgage, encumber or dispose of any RSUs awarded under this Award.

Section 8. Dividend Equivalents.  The Participant shall be entitled to receive a payment of cash equal in value to any cash dividends and property distributions paid with respect to RSUs that have vested pursuant to Section 3 (other than dividends or distributions of securities of the Company which may be issued with respect to its shares by virtue of any stock split, combination, stock dividend or recapitalization – to the extent covered in Section 3.4 of the Plan) that become payable prior to the Settlement Date (“Dividend Equivalents”); provided, however, that no Dividend Equivalents shall be payable to or for the benefit of the Participant with respect to record dates for such dividends or distributions occurring prior to the date such RSUs become vested pursuant to Section 3, or with respect to record dates for such dividends or distributions occurring on or after the date, if any, on which the Participant has forfeited the RSUs.  Dividend Equivalents shall not earn interest and shall be paid, with respect to vested RSUs, on the Settlement Date. All Dividend Equivalents shall be subject to the same restrictions and forfeiture provisions applicable to the underlying RSUs.

Section 9. Voting Rights; Rights as Shareholder.  The Participant shall not be a shareholder of record and shall not have any voting rights, or any other rights as a shareholder, until a stock certificate has been duly issued on the Settlement Date, as provided herein.

Section 10. Definitions. For purposes of this Agreement, words and phrases shall be defined as follows:

(a)  “Date of Termination” shall mean the first day occurring on or after the Grant Date on which the Participant is not employed by the Company or any Subsidiary, regardless of the reason for the termination of employment; provided that a termination of employment shall not be deemed to occur by reason of a transfer of the Participant between the Company and a Subsidiary or between two Subsidiaries; and further provided that the Participant’s employment shall not be considered terminated while the Participant is on a leave of absence from the Company or a Subsidiary approved by the Participant’s employer.  If, as a result of a sale or other transaction, the Participant’s employer ceases to be a Subsidiary (and the Participant’s employer is or becomes an entity that is separate from the Company), and the Participant is not, at the end of the 30-day period following the transaction, employed by the Company or an entity that is then a Subsidiary, then the occurrence of such transaction shall be treated as the Participant’s Date of Termination caused by the Participant being discharged by the employer.

(b) “Disability” shall mean that (i) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

(c) “Retirement” shall mean termination of the Participant’s employment with the Company or any Subsidiary which occurs on or after the second anniversary of the Grant Date and after the Participant attains age 62 plus ten years of service.

Section 11. Heirs and Successors.  This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business.  If any rights of the Participant or benefits distributable to the Participant under this Agreement have not been settled or distributed, respectively, at the time of the Participant’s death, such rights shall be settled and payable to the Designated Beneficiary, and such benefits shall be distributed to the Designated Beneficiary, in accordance with the provisions of this Agreement and the Plan.  The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by the Participant in a writing filed with the Committee in such form as the Committee may require.  The designation of beneficiary form may be amended or revoked from time to time by the Participant.  If a deceased Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any rights that would have been payable to the Participant and shall be payable to the legal representative of the estate of the Participant.  If a deceased Participant designates a beneficiary and the Designated Beneficiary survives the Participant but dies before the settlement of Designated Beneficiary’s rights under this Agreement, then any rights that would have been payable to the Designated Beneficiary shall be payable to the legal representative of the estate of the Designated Beneficiary.

Section 12. Administration.  The authority to manage and control the operation and administration of this Agreement and the Plan shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of this Agreement or the Plan by the Committee and any decision made by it with respect to this Agreement or the Plan are final and binding on all persons.

Section 13. Plan Governs.  Notwithstanding anything in this Agreement to the contrary, this Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of the Company; and this Agreement are subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan.  Notwithstanding anything in this Agreement to the contrary, in the event of any discrepancies between the corporate records and this Agreement, the corporate records shall control.

Section 14. Not an Employment Contract.  This Award will not confer on the Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate or modify the terms of such Participant’s employment or other service at any time.

Section 15. Interpretation.  This Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Company from time to time.  Any interpretation of the Agreement by the Company and any decision made by it with respect to the Agreement are final and binding on all persons.  Notwithstanding anything in the Agreement to the contrary, in the event of any discrepancies between the corporate records and the Agreement, the corporate records shall control.

Section 16. Amendment.  This Agreement may be amended in accordance with the provisions of the Plan, and may otherwise be amended by written Agreement of the Participant and the Company without the consent of any other person.

Section 17. Governing Law.  This Agreement, the Plan, and all actions taken in connection herewith shall be governed by and construed in accordance with the laws of the State of Delaware without reference to principles of conflict of laws, except as superseded by applicable federal law.

Section 18. Validity.  If any provision of this Agreement is determined to be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but the Agreement shall be construed and enforced as if such illegal or invalid provision has never been included herein.

Section 19. Section 409A Amendment.  The Committee reserves the right (including the right to delegate such right) to unilaterally amend this Agreement without the consent of the Participant in order to maintain an exclusion from the application of, or to maintain compliance with, Code Section 409A.  Participant’s acceptance of this award constitutes acknowledgement and consent to such rights of the Committee.

Section 20. EESA Amendment, Benefits During TARP Period.  The Committee reserves the right (including the right to delegate such right) to unilaterally amend this Agreement without the consent of the Participant in order to maintain an exclusion from the application of, or to maintain compliance with, Section 111 of the Emergency Economic Stabilization Act of 2008 (“EESA”), as amended.  Participant’s acceptance of this Award constitutes acknowledgement and consent to such rights of the Committee.  Notwithstanding any provision of this Agreement to the contrary, if any applicable provision of EESA or any of the compensation limitations or prohibitions applicable to TARP recipients (collectively, the "EESA Restrictions") should limit or prohibit the payment to Participant of any amounts under this Agreement or otherwise, Participant hereby agrees to forever waive any claim against the Company or any of its directors, officers, employees and agents for any changes to Participant’s compensation or benefits that are required in order to comply with the EESA Restrictions, including but not limited to the limitation or complete prohibition of any benefits triggered or accelerated upon Change of Control described in this Agreement.  Participant further acknowledges and agrees that if the Company notifies Participant in writing that payments or other compensation received by Participant are in violation of any the EESA Restrictions, Participant shall repay the aggregate amount of such payments to the Company no later than 15 business days following Participant’s receipt of such notice.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in its name and on its behalf, all as of the Grant Date and the Participant acknowledges acceptance of the terms and conditions of this Agreement.

PARTICIPANT

«First_Name» «Middle_Initial» «Last_Name»

HEARTLAND FINANCIAL USA, INC.

By:
       Thomas L. Flynn
Its:  Acting Chairman, Nom/Compensation Committee